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                                                                   EXHIBIT 10(a)





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                            STOCK PURCHASE AGREEMENT

                                  BY AND AMONG

                            RESPONSE ONCOLOGY, INC.,

                               ALAN COLLIN, M.D.,

                            NICHOLAS IANNOTTI, M.D.,

                                      AND

                             MICHAEL WERTHEIM, M.D.

                                  DATED AS OF

                                OCTOBER 1, 1996

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                            STOCK PURCHASE AGREEMENT


         THIS STOCK PURCHASE AGREEMENT, dated as of October 1, 1996, by and among RESPONSE ONCOLOGY, INC., a Tennessee corporation (the "Purchaser"), ALAN COLLIN, M.D., NICHOLAS IANNOTTI, M.D. AND MICHAEL WERTHEIM, M.D.,
(collectively, the "Sellers" and, individually, a "Seller").

                                 WITNESSETH:

         WHEREAS, the Sellers own 100% of the issued and outstanding shares (the "Shares") of the common stock of Hematology Oncology Associates of the Treasure Coast, P.A., a Florida professional association (the "Corporation"); and

         WHEREAS, the Sellers desire to sell and Purchaser desires to purchase the Shares on the terms and subject to the conditions set forth herein;

         NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. DEFINITIONS. The following terms, as used herein, have the following meanings:

         "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses, but specifically excluding consequential damages.

         "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

         "Affiliated Group" means any affiliated group within the meaning of Code Section 1504 or any similar group defined under a similar provision of state, local or foreign law.

         "Applicable Rate" means the corporate base rate of interest announced from time to time by NationsBank of Tennessee, N.A., Nashville, Tennessee plus two percent (2%).

         "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction of which any Seller has Knowledge that forms or could form the basis for any specified consequence.

         "Cash Consideration" has the meaning set forth in Section 2(b) below.

         "Closing" has the meaning set forth in  Section 2(d) below.

         "Closing Date" has the meaning set forth in Section 2(d) below.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Contingent Purchase Price" has the meaning set forth in Section 2(c) below.

         "Controlled Group of Corporations" has the meaning set forth in Code
Section 1563.

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         "Corporation" has the meaning set forth in the first recital above.

         "Deferred Intercompany Transaction" has the meaning set forth in Treasury Regulation Section 1.1502-13.

         "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit plan or program.

         "Employee Pension Benefit Plan" has the meaning set forth in ERISA
Section 3(2).

         "Employee Welfare Benefit Plan" has the meaning set forth in ERISA
Section 3(1).

         "Environmental, Health, and Safety Laws" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, the Occupational Safety and Health Act of 1970, the Medical Waste Tracking Act of 1988, the U. S. Public Vessel Medical Waste Anti-Dumping Act of 1988, the Marine Protection, Research and Sanctuaries Act and Human Services, National Institute for Occupational Safety and Health, Infections Waste Disposal Guidelines, Publication No. 88-119, each as amended, together with all other laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of medical wastes, pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "Excess Loss Account" has the meaning set forth in Treasury Regulation
Section  1.1502-19.

         "Extremely Hazardous Substance" has the meaning set forth in Section 302 of the Emergency Planning and Community Right-to-Know Act of 1986, as amended.

         "Fiduciary" has the meaning set forth in ERISA Sec. 3(21).

         "Financial Statements" has the meaning set forth in Section 4(f) below.

         "GAAP" means United States generally accepted accounting principles as in effect from time to time.

         "Group" means Treasure Coast Oncology, P.A., a Florida professional association wholly owned by the Sellers, its successors and assigns.

         "Knowledge" means actual knowledge.

         "Liability" means any liability (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due), including any liability for Taxes. Notwithstanding the foregoing, unknown liabilities shall only include liabilities arising out of medical malpractice actions commenced against the Corporation or Response after the Closing.





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         "Note" means a promissory note of the Purchaser payable to the order of a Seller in the form set forth as Exhibit 2(b)(ii).

         "Most Recent Balance Sheet" means the balance sheet contained within the Most Recent Financial Statements.

         "Most Recent Financial Statements" has the meaning set forth in
Section 4(f) below.

         "Most Recent Fiscal Month End" has the meaning set forth in Section 4(f) below.

         "Most Recent Fiscal Year End" has the meaning set forth in Section 4(f) below.

         "Multiemployer Plan" has the meaning set forth in ERISA Sec. 3(37).

         "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice.

         "Party" means the Purchaser or any Seller.

         "PBGC" means the Pension Benefit Guaranty Corporation.

         "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

         "Prohibited Transaction" has the meaning set forth in ERISA Sec. 406 and Code Sec. 4975.

         "Pro Rata" means, with respect to the Sellers, their proportionate ownership interests in the Corporation.

         "Purchase Price" has the meaning set forth in Section 2(a) below.

         "Purchaser" has the meaning set forth in the initial paragraph of this Stock Purchase Agreement and, after Closing (and as relates to Section 9(b) regarding indemnification), shall mean Response Oncology, Inc. and any subsidiary or affiliate thereof.

         "Purchaser's Disclosure Letter" has the meaning set forth in Section 3(b) below.

         "Receivables" means the amount, in dollars, of the Corporation's accounts receivable as of the close of business on the day prior to the Closing Date, net of contractual adjustments, courtesy discounts and a reasonable allowance for doubtful accounts.

         "Reportable Event" has the meaning set forth in ERISA Sec. 4043.

         "Response Stock" means the common stock of the Purchaser, $.01 par value per share.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.





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         "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet due and payable, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

         "Seller" has the meaning set forth in the preface above.

         "Sellers' Disclosure Letter" has the meaning set forth in Section 3(a) below.

         "Service Agreement" means that certain Service Agreement between the Group and the Purchaser dated as of October 1, 1996.

         "Shares" means all of the issued and outstanding shares of the Common Stock of the Corporation.

         "Short Term Note(s)" means promissory notes of the Purchaser payable to the Order of the Sellers in the form set forth as Exhibit 2(b)(iii).

         "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Sec. 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

         "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         "Third Party Claim" has the meaning set forth in Section 9(c) below.

         2.  PURCHASE AND SALE OF SHARES.

         (a) Basic Transaction. On and subject to the terms and conditions of this Agreement, the Purchaser agrees to purchase from the Sellers, and the Sellers agree to sell to the Purchaser, all of the Shares for an aggregate price (the "Purchase Price") of Ten Million Nine Hundred Thousand Dollars ($10,900,000.00).

         (b) Payment of Purchase Price. The Purchaser shall pay or satisfy the Purchase Price at Closing (hereinafter defined) in the following manner:
(i) Nine Hundred Fifteen Thousand Nine Hundred Twelve ($915,012.00) Dollars in cash (the "Cash Consideration") to the Sellers (hereinafter defined), with the amount payable to each Seller being set forth on Exhibit 2(b)(i), (ii) One Million Three Hundred Sixty Two Thousand Five Hundred Dollars ($1,362,500) by issuance and delivery of a Note to each Seller for his Pro Rata share of said amount, (iii) Six Million Four Hundred Forty Two Thousand Five Hundred Six Dollars ($6,442,506) by issuance and delivery of a Short-Term Note to each Seller with the amount of each Short-Term Note payable to each Seller being set forth on Exhibit 2(b)(i); and (iv) issuance and delivery of certificates evidencing ownership of 55,897 unregistered shares of Response Stock to each Seller. In the event that between the date of this Agreement and the Closing, Purchaser changes the number of shares of Response Stock issued and outstanding as a result of a stock split, reverse stock split, stock dividend, recapitalization or other similar transactions, the number of shares of Response Stock to be issued to the Sellers shall be appropriately adjusted.





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         (c)  The Closing.  The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Atkinson, Diner, Stone & Mankuta, counsel for the Sellers, 1946 Tyler Street, Hollywood, Florida 33022-2088 commencing at 9:00 a.m. local time on the later of (i) the second business day following the satisfaction or waiver of all conditions precedent to the obligations of the Parties to consummate the transactions contemplated hereby or (ii) October 3, 1996, or such other date as the Purchaser and the Sellers may mutually determine (the "Closing Date"); provided, however, that the Closing Date shall be no later than December 31, 1996.

         (d) Deliveries at the Closing. At the Closing, (i) the Purchaser will deliver to the Sellers the Purchase Price and the various certificates, instruments, and documents referred to in Section 8(a) below, (ii) the Sellers will deliver to the Purchaser the various certificates, instruments, and documents referred to in Section 8(b) below.

         3.  REPRESENTATIONS AND WARRANTIES CONCERNING THE TRANSACTION.

         (a) Representations and Warranties of the Sellers. The Sellers severally and not jointly represent and warrant to the Purchaser that the statements contained in this Section 3(a) are correct and complete as of the date of this Agreement with respect to the Sellers, except as set forth in the disclosure letter executed and delivered by the Sellers and the Group contemporaneous with this Agreement (the "Sellers' Disclosure Letter""). The Sellers' Disclosure Letter shall be satisfactory to the Purchaser and its counsel and will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 3(a) and Section 4.

                 (i) Authorization of Transaction. Each Seller has the requisite legal capacity and has full power and authority to execute and deliver this Agreement and to perform his obligations hereunder. No Seller is required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Person in order to consummate the transactions contemplated by this Agreement , or, if any such filing, authorization, consent or approval is required, the same has been or, as of the Closing Date, shall have been made or obtained. This Agreement constitutes the valid and legally binding obligation of each Seller, enforceable in accordance with its terms, subject to applicable bankruptcy, moratorium, insolvency and other laws affecting the rights of creditors and general equity principles.

                 (ii) Noncontravention. To the best of the Sellers' Knowledge, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any Seller is subject or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which any Seller is a party or by which he is bound or to which any of his assets is subject.

                 (iii) Brokers' Fees. The Sellers have no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Purchaser could become liable or obligated.

                 (iv) Shares. Each Seller holds of record and owns beneficially all of the Shares free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. No Seller is a party to any option, warrant, purchase right, or other contract





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         or commitment that could require the Seller to sell, transfer, or otherwise dispose of any capital stock of the Corporation (other than this Agreement). No Seller is a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any Shares.

         (b) Representations and Warranties of the Purchaser. The Purchaser represents and warrants to each Seller that the statements contained in this
Section 3(b) are correct and complete as of the date of this Agreement except as set forth in the disclosure letter executed and delivered by the Purchaser contemporaneous with this Agreement (the "Purchaser's Disclosure Letter").

                 (i) Organization of the Purchaser. The Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the State of Tennessee. The Purchaser is duly authorized to conduct business and is in good standing as a foreign corporation under the laws of each jurisdiction where such qualification is required, except where failure to so qualify would not have a material adverse effect on the Purchaser.

                 (ii) Authorization of Transaction. The Purchaser has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Purchaser, enforceable in accordance with its terms, subject to applicable bankruptcy, moratorium, insolvency and other laws affecting the rights of creditors and general equity principles. The Purchaser need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Person in order to consummate the transactions contemplated by this Agreement, or, if any such filing, authorization, consent or approval is required, the same has been or, as of the Closing Date, shall have been made or obtained.

                 (iii) Noncontravention.  To the best of Purchaser's
         Knowledge, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Purchaser is subject or any provision of its charter or bylaws or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Purchaser is a party or by which it is bound or to which any of its assets is subject.

                 (iv) Capitalization. The entire authorized capital stock of the Purchaser consists of 30,000,000 shares of common stock, $.01 par value, and 3,000,000 shares of preferred stock, $1.00 par value, of which _______________ shares of common stock and 27,833 shares of preferred stock are issued and outstanding. All of the issued and outstanding shares of common stock and preferred stock of the Purchaser have been duly authorized, are validly issued, fully paid and nonassessable.

                 (v) Brokers' Fees. The Purchaser has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Seller could become liable or obligated.

                 (vi) Public Reports. The Purchaser has delivered to the Sellers its Annual Report to Shareholders for 1993, 1994 and 1995, its proxy statements for its 1994, 1995 and 1996 Annual Meetings and its quarterly reports on Form 10-Q for the quarters ended March 31, 1996 and June 30, 1996 (the "Response Public Documents"). Since the filing of its quarterly report on Form 10-Q for the period ended June 30, 1996, the Company has filed Current Reports on Form 8-K dated July 15,





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         1996 in respect of two acquisition transactions.  The Response Public
         Documents do not contain any misstatements of a material fact or omit to state any material fact necessary to make other statements therein not misleading. All financial statements contained therein have been prepared in accordance with GAAP, consistently applied, and present fairly the financial condition of the Purchaser as of the dates thereof and the results of its operations for the periods then ended. The Purchaser has timely filed all reports with the Securities and Exchange Commission that it is required to file pursuant to the Securities Exchange Act of 1934, as amended.

                 (vii) Investment. The Purchaser is not acquiring the Shares with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act. The Purchaser is familiar with the Sellers' business and the operation thereof, has such knowledge and experience in such business matters and is capable of evaluating and acknowledges that it understands the merits and risks (including governmental regulation, increased competition and general business risks) of purchasing the Shares and has had the opportunity to ask questions of, and receive answers from, the Corporation and the Sellers regarding the Corporation and its business.

         (c) Undisclosed Liabilities. The Purchaser has no Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against the Purchaser that may result in any Liability), except for (i) Liabilities set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (ii) Liabilities which have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business.

         (d) Litigation. The Purchaser is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge or is a party or, to the best of the Purchaser's Knowledge, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator which, if adversely determined, would have a material adverse affect on the Purchaser. Neither the Purchaser nor the directors and officers (and employees with responsibility for litigation matters) of the Purchaser has any Knowledge that any such action, suit, proceeding, hearing, or investigation may be brought or threatened against the Purchaser.

         (e) Healthcare Compliance. The Purchaser has not received payment or any remuneration whatsoever to induce or encourage the referral of patients or the purchase of goods and/or services as prohibited under 42 U.S.C. Section 1320a-7b(b), or otherwise perpetrated any Medicare or Medicaid fraud or abuse nor has any fraud or abuse been alleged within the last five (5) years by any government agency. The Purchaser is participating in or otherwise authorized to receive reimbursement from or is a party to Medicare, Medicaid, and other third-party payor programs. All necessary certifications and contracts required for participation in such programs are in full force and effect and have not been amended or otherwise modified, rescinded, revoked or assigned and, to the best of the Purchaser's Knowledge, no condition exists or event has occurred which in itself or with the giving of notice or the lapse of time or both would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such third party payor program. The Purchaser is and, after the execution and delivery hereof and of the Service Agreement, will be, in full compliance with the requirements of all such third party payor programs applicable thereto.

         (f) Fraud and Abuse. The Purchaser and employees thereof have not engaged in any activities which are prohibited under 42 U.S.C. Section 1320a-7b, or the regulations promulgated thereunder pursuant to such statutes, or related state or local statutes or regulations, or which are prohibited by rules of professional conduct, including but not limited to the following:





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                 (i)   knowingly and willfully making or causing to be made a
         false statement or representation of a material fact in any application for any benefit or payment;

                 (ii) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment;

                 (iii) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with intent to fraudulently secure such benefit or payment; and

                 (iv) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay or receive such remuneration (A) in return for referring an individual to a person for the furnishing or arranging for the furnishing or any item or service for which payment may be made in whole or in part by Medicare or Medicaid, or (B) in return for purchasing, leasing, or ordering or arranging for or recommending purchasing, leasing, or ordering any good, facility, service or item for which payment may be made in whole or in part by Medicare or Medicaid.

         4. REPRESENTATIONS AND WARRANTIES CONCERNING THE CORPORATION. The Sellers, jointly and severally, represent and warrant to the Purchaser that the statements contained in this Section 4 are true, correct and complete in all material respects as of the date of this Agreement and will be correct and complete in all material respects as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4), except as set forth in the Sellers' Disclosure Letter. Nothing in the Sellers' Disclosure Letter shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Sellers' Disclosure Letter identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. The Sellers' Disclosure Letter will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 4.

         (a) Organization, Qualification, and Corporate Power. The Corporation is a business corporation duly organized, validly existing, and in
good standing under the laws of the State of Florida.    Paragraph 4(a) of the
Sellers' Disclosure Letter lists the directors and officers of the Corporation. The Sellers have delivered to the Purchaser correct and complete copies of the charter and bylaws of the Corporation (as amended to date). The minute book (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate book, and the stock record book of the Corporation are correct and complete. The Corporation is not in material default under or in violation of any provision of its charter or bylaws.

         (b) Capitalization. The entire authorized capital stock of the Corporation consists of ______ Shares, of which ______ Shares are issued and outstanding. All of the issued and outstanding Shares have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record by the Sellers. There are no outstanding or authorized options, warrants, purchase rights, preemptive rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Corporation to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Corporation. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of the Corporation.

         (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) violate (A) to the best of Sellers'





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

Knowledge,any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Corporation is subject or (B) any provision of the charter or bylaws of the Corporation or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Corporation is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). The Corporation is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Person in order for the Parties to consummate the transactions contemplated by this Agreement, or, if any such filing, authorization, consent or approval is required, the same has been or, as of the Closing Date, shall have been made or obtained.

         (d) Brokers' Fees. The Corporation has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

         (e) Title to Assets. The Corporation has good and marketable title to, or a valid leasehold interest in, all of its properties and assets, free and clear of all Security Interests, and has not sold, transferred, exchanged or conveyed any of its properties and assets, except as previously disclosed to the Purchaser, since the date of the Most Recent Balance Sheet except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet.

         (f) Financial Statements. Attached as collective Paragraph 4(f) to the Sellers' Disclosure Letter are the following financial statements (collectively the "Financial Statements"): (i) unaudited balance sheet and statement of income, changes in stockholders' equity, and cash flow as of and for the fiscal year ended December 31, 1995 (the "Most Recent Fiscal Year End") for the Corporation; and (ii) unaudited balance sheet and statement of income, changes in stockholders' equity, and cash flow (the "Most Recent Financial Statements") as of and for the five (5) months ended May 31, 1996 (the "Most Recent Fiscal Month End") for the Corporation. The Financial Statements (including the notes thereto) have been prepared on a consistent basis throughout the periods covered thereby, present fairly the financial condition of the Corporation as of such dates and the results of operations of the Corporation and its subsidiaries for such periods on a cash basis method of accounting, are correct and complete in all material respects, and are consistent with the books and records of the Corporation.

         (g) Events Subsequent to Most Recent Fiscal Year End. Since the Most Recent Fiscal Year End, there has not been any material adverse change in the business, financial condition, operations, or results of operations of the Corporation. Without limiting the generality of the foregoing, since that date:

                 (i) the Corporation has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

                 (ii) the Corporation has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than $25,000.00 or outside the Ordinary Course of Business;

                 (iii) no party (including the Group) has accelerated, terminated, modified, or canceled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $25,000.00 to which the Corporation is a party or by which the Corporation or its properties are bound;

                 (iv) the Corporation has not created, suffered or permitted to attach or be imposed any Security Interest upon any of its assets, tangible or intangible;

                 (v) the Corporation has not made any capital expenditure (or series of related capital expenditures) either involving more than $25,000.00 or outside the Ordinary Course of Business;

                 (vi) the Corporation has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) either involving more than $25,000.00 or outside the Ordinary Course of Business;

                 (vii) the Corporation has not issued any note, bond, or other debt instrument or security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $25,000.00 or outside the Ordinary Course of Business;

                 (viii) the Corporation has not delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

                 (ix) the Corporation has not canceled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $25,000.00 (other than contractual allowances and adjustments in the Ordinary Course of Business);

                 (x) the Corporation has not granted any license or sublicense of any rights under or with respect to any Intellectual Property;

                 (xi) there has been no change made or authorized in the charter or bylaws of the Corporation;

                 (xii) the Corporation has not issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

                 (xiii) the Corporation has not experienced any material damage, destruction, or loss (whether or not covered by insurance) to its property;

                 (xiv) the Corporation has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the Ordinary Course of Business (other than transactions relating to the payment of compensation or benefits);

                 (xv) the Corporation has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

                 (xvi) the Corporation has not granted any increase in the base compensation of any of its directors, officers, and employees outside the Ordinary Course of Business;

                 (xvii) the Corporation has not adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);

                 (xviii) the Corporation has not made any other change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business;

                 (xix) the Corporation has not made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

                 (xx) there has not been any other material occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving the Corporation; and

                 (xxi) the Corporation has not committed to any of the foregoing.

         (h) Undisclosed Liabilities. The Corporation has no Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against the Corporation that may result in any Liability), except for (i) Liabilities set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto); (ii) Liabilities which have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business and (iii) Liabilities described with particularity in Paragraph 4(h) of the Sellers' Disclosure Letter (and, with respect to each Liability described in items (i) through (iii) immediately above, none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, malpractice, infringement, or violation of law).

         (i) Legal Compliance. To the best of the Sellers' Knowledge, the Corporation and its respective predecessors and Affiliates have complied in all material respects with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.

         (j)  Tax Matters.

                 (i) The Corporation has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all material respects. All Taxes owed by the Corporation (whether or not shown on any Tax Return) through the Closing Date have been duly paid or accrued. The Corporation is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Corporation does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of either the Corporation that arose in connection with any failure (or alleged failure) to pay any Tax.

                 (ii) The Corporation has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

                 (iii) The Sellers have no knowledge that any authority will assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of the Corporation either (A) claimed or raised by any authority in writing or (B) as to which the Sellers have Knowledge. Paragraph 4(j) of the Sellers' Disclosure Letter lists all federal, state, local, and foreign income Tax Returns filed with respect to the Corporation for taxable periods ended on or after December 31, 1992, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Sellers have delivered to the Purchaser correct and complete copies of all examination reports and statements of deficiencies assessed against or agreed to by the Corporation since December 31, 1991.

                 (iv) The Corporation has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                 (v)   The Corporation has not filed a consent under Code
         Section 341(f) concerning collapsible corporations. The Corporation has not made any payment, is not obligated to make any payment, or is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Section 280G. The Corporation has not been a United States real property holding corporation within the meaning of Code Sec. 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). The Corporation has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. The Corporation is not a party to any Tax allocation or sharing agreement. The Corporation (A) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return or (B) has no Liability for the Taxes of any Person (other than of the Corporation under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

                 (vi) Paragraph 4(j) of the Sellers' Disclosure Letter sets forth the following information with respect to the Corporation as of the most recent practicable date: (A) the basis of the Corporation in its assets; and (B) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution.

         (k) Real Property. The Corporation does not own any real property and has not executed and delivered or otherwise entered into any contract to purchase any real property. Paragraph 4(k) of the Sellers' Disclosure Letter lists and describes briefly all real property leased or subleased to the Corporation.

         (l) Tangible Assets. The Corporation owns or leases all machinery, equipment, and other tangible assets necessary for the conduct of its business as presently conducted. The Corporation has received with respect to all such machinery, and equipment all material approvals of governmental authorities (including licenses, permits and certificates of need) required in connection with the operation thereof, and to the best of the Sellers' Knowledge, the same have been operated and maintained in substantial compliance with applicable laws, rules, and regulations.

         (m) Inventory. The inventory of the Corporation consists of medical supplies and pharmaceuticals, substantially all of which is usable in the Ordinary Course of Business.

         (n) Contracts. Paragraph 4(n) of the Sellers' Disclosure Letter lists the following contracts and other agreements to which the Corporation is a party:

                 (i) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $25,000.00 per annum;

                 (ii) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a loss to the Corporation, or involve consideration in excess of $25,000.00;

                 (iii) any agreement concerning a partnership or joint venture;

                 (iv) any agreement (or group of related agreements) under which the Corporation has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $25,000.00 or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

                 (v) any agreement concerning confidentiality or noncompetition;

                 (vi) any agreement with either the Sellers or their Affiliates (other than the Corporation);

                 (vii) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers, and employees;

                 (viii) any collective bargaining agreement;

                 (ix) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $25,000.00 or providing severance benefits;

                 (x) any agreement under which the Corporation has advanced or loaned any amount to any of its directors, officers, and employees outside the Ordinary Course of Business;

                 (xi) any agreement under which the consequences of a default or termination could have an material adverse effect on the business, financial condition, operations or results of operations of the Corporation; or

                 (xii) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $25,000.00.

The Sellers have delivered to the Purchaser a correct and complete copy of each written agreement listed in Paragraph 4(n) of the Sellers' Disclosure Letter (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in Paragraph 4(n) of the Sellers' Disclosure Letter. With respect to each such agreement: (1) the agreement is legal, valid, binding, enforceable, and in full force and effect; (2) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (3) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (4) no party has repudiated any provision of the agreement.

         (o) Notes and Accounts Receivable. All notes and accounts receivable of the Corporation are reflected properly on its books and records, are valid receivables and, to the best of the Sellers' Knowledge, are subject to no setoffs or counterclaims except contractual adjustments or arrangements with third-party reimbursers. To the best of the Sellers' Knowledge, all notes and accounts receivable are collectible in accordance with their terms at their recorded amounts, subject only to contractual adjustments consistent with past practice.

         (p) Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Corporation.

         (q) Insurance. Paragraph 4(q) of the Sellers' Disclosure Letter sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, medical malpractice, and workers' compensation coverage and bond and surety arrangements) to which the Corporation has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past five (5) years:

                 (i)   the name, address, and telephone number of the agent;

                 (ii) the name of the insurer, the name of the policyholder, and the name of each covered insured;

                 (iii) the policy number and the period of coverage;

                 (iv) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

                 (v)   a description of any retroactive premium adjustments or

         other loss-sharing arrangements.

With respect to each such insurance policy: (A) the policy is in full force and effect; (B) the policy will continue to be in full force and effect on identical terms following the consummation of the transactions contemplated hereby unless and until canceled by the Purchaser; (C) to the best of the Sellers' Knowledge, neither the Corporation nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (D) no party to the policy has repudiated any provision thereof. The Corporation has been covered during the past five (5) years by the insurance policies listed or comparable policies. Paragraph 4(q) of the Sellers' Disclosure Letter describes any self-insurance arrangements affecting the Corporation.

         (r) Litigation. Section 4(r) of the Sellers' Disclosure Letter sets forth each instance in which either the Corporation (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or, to the best of the Sellers' Knowledge, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. Neither the Sellers nor the directors and officers (and employees with responsibility for litigation matters) of the Corporation has any Knowledge that any such action, suit, proceeding, hearing, or investigation may be brought or threatened against the Corporation.

         (s) Employees. To the best of the Sellers' Knowledge, no executive, key employee, or group of employees has any plans to terminate employment with the Corporation or, after the Closing, with the Group. The Corporation is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances filed pursuant to any work rules of any organized labor organization, claims of unfair labor practices, or other collective bargaining disputes. To the best of the Sellers' Knowledge, the Corporation has not committed any unfair labor practice. To the best of the Sellers' Knowledge, no organizational effort is presently being made or threatened by or on behalf of any labor union with respect to employees of the Corporation.

         (t)  Employee Benefits.

                 (i) Paragraph 4(t) of the Sellers' Disclosure Letter lists each Employee Benefit Plan that the Corporation maintains or to which the Corporation contributes.

                          (A) To the best of the Sellers' Knowledge, each such Employee Benefit Plan (and each related trust, insurance contract, or fund) complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code, and other applicable laws.

                          (B) All required reports and descriptions (including Form 5500 Annual Reports, Summary Annual Reports, PBGC-1's, and Summary Plan Descriptions) have been filed or distributed appropriately with respect to each such Employee Benefit Plan. To the best of the Sellers' Knowledge, the requirements of
                 Part 6 of Subtitle B of Title I of ERISA and of Code Sec. 4980B have been met with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

                          (C) All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each such Employee Benefit Plan which is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date which are not yet due have been paid to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of the Corporation. All premiums or other payments which are due for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

                          (D) Each such Employee Benefit Plan which is an Employee Pension Benefit Plan meets the requirements of a "qualified plan" under Code Sec. 401(a) and has received, within the last two years, a favorable determination letter from the Internal Revenue Service.

                          (E) The market value of assets under each such Employee Benefit Plan which is an Employee Pension Benefit Plan (other than any Multiemployer Plan) equals or exceeds the present value of all vested and nonvested Liabilities thereunder determined in accordance with PBGC methods, factors, and assumptions applicable to an Employee Pension Benefit Plan terminating on the date for determination.

                          (F) The Sellers have delivered to the Purchaser correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts, and other funding agreements which implement each such Employee Benefit Plan.

                 (ii) With respect to each Employee Benefit Plan that the Corporation maintains or ever has maintained or to which it contributes, ever has contributed, or ever has been required to contribute:

                          (A) No such Employee Benefit Plan which is in Employee Pension Benefit Plan (other than any Multiemployer
                 Plan) has been completely or partially terminated or been the subject of a Reportable Event as to which notices would be required to be filed with the PBGC. No proceeding by the PBGC to terminate any such Employee Pension Benefit Plan (other than any Multiemployer Plan) has been instituted or threatened.

                          (B) There have been no Prohibited Transactions with respect to any such Employee Benefit Plan. No Fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or threatened. Neither the Sellers nor the directors and officers (and employees with responsibility for employee benefits matters) of the Corporation has any Knowledge of any Basis for any such action, suit, proceeding, hearing, or investigation.

                          (C) The Corporation has not incurred, and neither the Sellers nor the directors and officers (and employees with responsibility for employee benefits matters) of the Corporation has any reason to expect that the Corporation will incur, any Liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal Liability) or under the Code with respect to any such Employee Benefit Plan which is an Employee Pension Benefit Plan.

                 (iii) The Corporation does not contribute to, has never contributed to, and has not been required to contribute to any Multiemployer Plan or has any Liability (including withdrawal Liability) under any Multiemployer Plan.

                 (iv) The Corporation does not maintain, has never maintained, has never contributed, and has not been required to contribute to any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with Code Sec. 4980B).

         (u) Guaranties. The Corporation is not a guarantor or to the best of the Seller's Knowledge is not otherwise liable for any Liability or obligation (including indebtedness) of any other Person.

         (v)  Environment, Health, and Safety.

                 (i) To the best of the Sellers' Knowledge, the Corporation has complied in all material respects with all Environmental, Health, and Safety Laws, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply. Without limiting the generality of the preceding sentence, to the best of the Sellers' Knowledge, the Corporation has obtained and been in compliance with all of the terms and conditions of all permits, licenses, and other authorizations which are required under, and has complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all Environmental, Health, and Safety Laws.

                 (ii) To the best of the Sellers' Knowledge, the Corporation has no Liability (and the Corporation has not handled or disposed of any substance, arranged for the disposal of any substance, exposed any employee or other individual to any substance or condition, or owned or operated any property or facility in any manner that could form the Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against the Corporation giving rise to any Liability) for damage to any site, location, or body of water (surface or subsurface), for any illness of or personal injury to any employee or other individual, or for any reason under any Environmental, Health, and Safety Law.

                 (iii) All properties and equipment used in the business of the Corporation have been free of asbestos, PCB's, methylene chloride, trichloroethylene, 1,2-trans-dichloroethylene, dioxins, dibenzofurans, and Extremely Hazardous Substances.

         (w) Healthcare Compliance. Neither the Corporation nor any physician or employed by the Corporation has received payment or any remuneration whatsoever to induce or encourage the referral of patients or the purchase of goods and/or services as prohibited under 42 U.S.C. Section 1320a-7b(b), or otherwise perpetrated any Medicare or Medicaid fraud or abuse nor has any fraud or abuse been alleged within the last five (5) years by any government agency. No Physician employed by the Group has ordered any service or procedure from or made any referral of any patient to any entity in which such Physician or a member of his or her immediate family has any ownership or investment interest or with which such Physician or family member has any financial relationship in violation of any Applicable Law. The Corporation and/or each physician employed thereby is participating in or otherwise authorized to receive reimbursement from or is a party to Medicare, Medicaid, and other third-party payor programs. All necessary certifications and contracts required for participation in such programs are in full force and effect and have not been amended or otherwise modified, rescinded, revoked or assigned and, to the best of the Sellers' Knowledge, no condition exists or event has occurred which in itself or with the giving of notice or the lapse of time or both would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such third party payor program. The Corporation is and, after the execution and delivery hereof and of the Service Agreement, the Group will be, in full compliance with the requirements of all such third party payor programs applicable thereto.

         (x) Fraud and Abuse. The Corporation and its physician employees have not engaged in any activities which are prohibited under 42 U.S.C. Section 1320a-7b, or the regulations promulgated thereunder pursuant to such statutes, or related state or local statutes or regulations, or which are prohibited by rules of professional conduct, including but not limited to the following:

                 (i) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment;

                 (ii) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment;

                 (iii) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with intent to fraudulently secure such benefit or payment; and

                 (iv) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay or receive such remuneration (A) in return for referring an individual to a person for the furnishing or arranging for the furnishing or any item or service for which payment may be made in whole or in part by Medicare or Medicaid, or (B) in return for purchasing, leasing, or ordering or arranging for or recommending purchasing, leasing, or ordering any good, facility, service or item for which payment may be made in whole or in part by Medicare or Medicaid.

         (y) Facility Compliance. There are no outstanding notices of deficiencies relating to the Corporation or any physician employed thereby issued by any governmental authority or third party payor requiring conformity or compliance with any applicable law or condition for participation of such governmental authority or third party payor, and after reasonable and independent inquiry and due diligence and investigation, the

Corporation has no Knowledge or reason to believe that such necessary authorizations may be revoked or not renewed in the ordinary course.

         (z) Rates and Reimbursement Policies. The Corporation has no rate appeal currently pending before any governmental authority or any administrator of any governmental third party payor program.

         (aa) Disclosure. The representations and warranties contained in this Section 4 and in the Sellers' Disclosure Letter do not, to the best of the Sellers' knowledge, contain any untrue or misleading statement of a material fact.

         5. POST-CLOSING COVENANTS. The Parties agree as follows with respect to the period following the Closing.

         (a) General. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party may reasonably request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 9 below). The Sellers acknowledge and agree that from and after the Closing the Purchaser will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the Corporation; provided, however, that the Sellers shall be permitted reasonable access to such documents, books, records and financial data relating to the operations of the Corporation prior to the Closing during regular business hours for personal purposes.

         (b) Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with
(i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Corporation or any Seller, each of the other Parties will cooperate with him or it and his or its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 9 below).

         (c) Transition. The Sellers will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of the Corporation from maintaining the same business relationships with the Corporation or the Group after the Closing as it maintained with the Corporation prior to the Closing. The Sellers will refer all inquiries relating to the businesses of the Corporation to the Purchaser from and after the Closing.

         (d) Name Change. At the time of Closing, the Purchaser shall cause the name of the Corporation to be changed to something distinguishable, within the meaning of the corporation statutes of the state of Florida, from the name of the Corporation and shall execute, deliver and/or cause to be filed such documents or instruments that may be necessary to permit the Group to change its name to and to do business under the name "Hematology Oncology Associates of the Treasure Coast."

         (e) Custody of Patient Records. The Group shall maintain custody of all existing records, files, charts, X-ray files and similar data pertaining to each patient in accordance with Applicable Laws and canons of professional ethics.

         (f) Release from Personal Guaranties. The Purchaser shall use its best efforts to obtain the release of each Seller from any personal guarantee of any obligation of the Corporation. Failure of the Purchaser to obtain any such release shall not be a breach of this Agreement or otherwise, without the existence of a separate breach hereof, excuse any Seller from performance hereunder. The Purchaser shall indemnify and hold each Seller harmless from and against any Liability personally guaranteed by such Seller if and to the extent the Purchaser is unable to procure the release of such guaranty. The covenant contained in this Section 5(f) shall survive the Closing hereunder and continue in full force and effect for a period of two (2) years thereafter (subject to any applicable statutes of limitations).

         6.  CONDITIONS PRECEDENT TO OBLIGATION TO CLOSE.

         (a) Conditions to Obligation of the Purchaser. The obligation of the Purchaser to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                 (i) the representations and warranties set forth in Section 3(a) and Section 4 above shall be true and correct in all material respects at and as of the Closing Date;

                 (ii) the Sellers shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

                 (iii) the Sellers shall have caused the Corporation to make all filings, give all notices and procure all of the third party consents and authorizations specified in Section 5(b) above;

                 (iv) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of the Purchaser to own the Shares and to control the Corporation, or (D) affect adversely the right of the Corporation to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

                 (v) the Sellers and the Group shall have delivered to the Purchaser a certificate to the effect that each of the conditions specified above in Section 6(a)(i)-(iv) is satisfied in all respects;

                 (vi) the Purchaser shall have received the resignations, effective as of the Closing, of each director and officer of the Corporation other than those whom the Purchaser shall have specified in writing at least five business days prior to the Closing;

                 (vii) the Purchaser shall have received from Atkinson, Diner, Stone & Mankuta, P.A., counsel to the Sellers and the Corporation, an opinion as to matters customarily addressed in opinions of counsel in transactions such as that described herein, which opinion shall be in form and substance reasonably acceptable to the Purchaser and its counsel;

                 (viii) the Group, the Corporation and the Sellers shall have executed and delivered the Service Agreement to the Purchaser;

                 (ix) the President of the Corporation shall have executed and delivered to the Purchaser the Certificate of Facts in substantially the form set forth as Exhibit 6(a)(ix) hereto; and

                 (x) all actions to be taken by the Sellers in connection with consummation of the transactions contemplated hereby and all certificates, opinion, instruments, and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to the Purchaser.

The Purchaser may waive any condition specified in this Section 6(a) if it executes a writing so stating at or prior to the Closing.

         (b) Conditions to Obligation of the Sellers. The obligation of the Sellers to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

                 (i) the representations and warranties set forth in Section 3(b) above shall be true and correct in all material respects at and as of the Closing Date;

                 (ii) the Purchaser shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

                 (iii) the Purchaser shall have made all filings, give all notices and procure all of the third party consents and authorizations specified in Section 3(b)(ii) above;

                 (iv) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

                 (v) the Purchaser shall have executed and delivered the Service Agreement to the Sellers;

                 (vi) the Purchaser shall have delivered to the Sellers a certificate to the effect that each of the conditions specified above in Section 6(b)(i)-(iii) is satisfied in all respects; and

                 (vii) all actions to be taken by the Purchaser in connection with consummation of the transactions contemplated hereby and all certificates, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Sellers.

The Sellers may waive any condition specified in this Section 6(b) if they execute a writing so stating at or prior to the Closing.

         7.  DELIVERIES AT CLOSING.

         (a) Documents to be Delivered by the Purchaser. At the Closing, the Purchaser shall deliver the following instruments and documents to the Sellers or other appropriate party:

                 (i) the Cash Consideration, by cashier's check or wire transfer pursuant to Sellers' instructions;

                 (ii)  a Note payable to the order of each Seller;

                 (iii)  the Short-Term Note payable to the order of each Seller.

                 (iv) certificates representing 55,897 shares of Response Stock issuable to each Seller pursuant to Section 2(b) above;

                 (v) the Registration Rights Agreement in the form set forth as exhibit 7(a)(i) hereto;

                 (vi) the Service Agreement, duly executed by the Sellers, the Group and the Purchaser;

                 (vii)  the certificate described in Section 6(b)(iv) above;
         and

                 (viii) such other documents as the Sellers may reasonably request to affect the transactions contemplated by this Agreement.

         (b) Documents to be Delivered by the Seller. At the Closing, the Sellers shall deliver the following instruments and documents to the Purchaser:

                 (i) stock certificates representing all of the Shares, endorsed in blank or accompanied by duly executed assignment documents;

                 (ii) a certificate of existence from the Florida Secretary of State evidencing the existence and good standing of the Corporation, dated not more than five (5) days prior to the Closing Date;

                 (iii) a copy of the Corporation's Articles of Incorporation, certified by the Florida Secretary of State and a copy of the Corporation's bylaws certified by the Secretary of the Corporation as being the bylaws of the Corporation then in effect;

                 (iv) all consents necessary regarding the transaction contemplated by this Agreement;

                 (v) the opinion of counsel to the Sellers, in a form reasonably satisfactory to the Purchaser's counsel, required by
         Section 6(a)(vii) above;

                 (vi)   the Certificate described in Section 6(a)(v) above;

                 (vii) the Service Agreement, duly executed by the Sellers and the Group;

                 (viii) the Certificate of Facts described in 6(a)(ix) above;
         and

                 (ix) such other documents as the Purchaser may reasonably request to affect the transactions contemplated by this Agreement.

         8.  REMEDIES FOR BREACHES OF THIS AGREEMENT.

         (a) Survival of Representations and Warranties. All of the representations and warranties of the Parties contained in this Agreement shall survive the Closing hereunder and continue in full force and effect for a period of two (2) years thereafter ; provided, however, that with respect to Federal and state tax matters, such survival period shall be equal to the statute of limitations (without regard to any extension by the Purchaser following Closing) for assessment of additional taxes.

         (b) Indemnification Provisions for Benefit of the Parties. In the event any Party breaches (or in the event any third party alleges facts that, if true, would mean the Party has breached) any of such Party's representations, warranties, and covenants contained herein and, provided that the other Party (the "Indemnitee") makes a written claim for indemnification against the breaching party (the "Indemnitor") pursuant to Section 9(c)(i) below, then the Indemnitor (jointly and severally, in those instances where the Sellers have made representations jointly and severally) agrees to indemnify the Indemnitee from and against the entirety of any Adverse Consequences the Indemnitee may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Indemnitee may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach) or otherwise; provided, however, that the Indemitor's obligation to indemnify and hold the Indemnitee harmless pursuant to this Section 9 shall only accrue if and to the extent that the aggregate claim for indemnification by the Indemnitee hereunder, determined in the exercise of good faith, shall exceed $100,000.00, provided, that, no claim for indemnification shall be made for any item otherwise covered hereby if such claim is for less than $5,000.00 excluding contracts that inure to the benefit of the Purchaser for an arms length consideration, provided that payments thereunder shall be a Clinic Expense under the Service Agreement, and such indemnification shall not exceed the amount of Cash Consideration and shall be limited to Adverse Consequences only to the extent the same are not covered by insurance for the benefit of the Indemnitee.

         (c)  Matters Involving Third Parties.

                 (i) If any third party shall notify the Indemnitee with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification under this Section 9, then the Indemnitee shall promptly notify the Indemnitor thereof in writing; provided, however, that no delay on the part of the Indemnitee in notifying the Indemnitor shall relieve the Indemnitor from any obligation hereunder unless (and then solely to the extent) the Indemnitor thereby is prejudiced.

                 (ii) The Indemnitor will have the right to defend the Indemnitee against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnitee so long as (A) it notifies the Indemnitee in writing within 15 days after the Indemnitee has given notice of the Third Party Claim that the Indemnitor will indemnify the Indemnitee from and against the entirety of any Adverse Consequences the Indemnitee may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, and
         (B) the Indemnitor conducts the defense of the Third Party Claim actively and diligently.

                 (iii) So long as the Indemnitor is conducting the defense of the Third Party Claim in accordance with Section 9(c)(ii) above, (A) the Indemnitee may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, provided that the Indemnitor's counsel will be lead counsel, (B) the Indemnitee will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnitor (not to be withheld unreasonably), and (C) the Indemnitor will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnitee, not to be unreasonably withheld.

                 (iv) In the event any of the conditions in Section 9(c)(ii) above is or becomes unsatisfied, however, (A) the Indemnitee may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it may deem appropriate (and the Indemnitee need not consult with, or obtain any consent from, the Indemnitor in connection therewith), (B) the Indemnitor will reimburse the Indemnitee promptly and periodically for the costs of defending against the Third Party Claim (including attorneys' fees and expenses), and (C) the

         Indemnitor will remain responsible for any Adverse Consequences the Indemnitee may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 9.

         (d) Recoupment Under the Note. In the event that the Purchaser shall suffer Adverse Consequences for which indemnification pursuant to the foregoing provisions shall be payable by the Sellers and the Sellers shall not make any such indemnification payment within sixty (60) days after such indemnity amount shall become payable, the Purchaser shall have the option of recouping all or any part of any Adverse Consequences it may suffer by notifying the Sellers that the Purchaser is offsetting the amount of such Adverse Consequences against the principal amount outstanding under the Note. An offset pursuant to this subsection shall affect the timing and amount of payments required under the Note in the same manner as if the Purchaser had made a permitted prepayment (without premium or penalty) thereunder.

         (e) Other Indemnification Provisions. The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable, or common law remedy any Party may have for any intentional misrepresentation or intentional non-disclosure of any material fact. The Sellers hereby agree that they will not make any claim for indemnification against the Corporation by reason of the fact that they were directors, officers, employees, or agents of the Corporation or were serving at the request thereof as a partner, trustee, director, officer, employee, or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement, or otherwise) with respect to any action, suit, proceeding, complaint, claim, or demand brought by the Purchaser against the Sellers (whether such action, suit, proceeding, complaint, claim, or demand is pursuant to this Agreement, applicable law, or otherwise).

         9.  TERMINATION.

         (a) Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:

                 (i) the Purchaser and the Sellers may terminate this Agreement by mutual written consent at any time prior to the Closing;

                 (ii) the Purchaser may terminate this Agreement by giving written notice to the Sellers at any time prior to the Closing (A) in the event any of the Sellers has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Purchaser has notified the Seller of the breach, and the breach has continued without cure for a period of 10 days after the notice of breach or (B) if the Closing shall not have occurred on or before October 31, 1996, by reason of the failure of any condition precedent under Section 7(a) hereof (unless the failure results primarily from the Purchaser itself breaching any representation, warranty, or covenant contained in this Agreement); and

                 (iii) the Sellers may terminate this Agreement by giving written notice to the Purchaser at any time prior to the Closing (A) in the event the Purchaser has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, any of the Sellers has notified the Purchaser of the breach, and the breach has continued without cure for a period of 10 days after the notice of breach or (B) if the Closing shall not have occurred on or before October 31, 1996 by reason of the failure of any condition precedent under Section 7(b) hereof (unless the failure results primarily from any of the Sellers themselves breaching any representation, warranty, or covenant contained in this Agreement).

         (b) Effect of Termination. If any Party terminates this Agreement pursuant to Section 10(a) above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach).

         10.  MISCELLANEOUS.

         (a) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the Purchaser and the Seller; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its best efforts to advise the other Parties prior to making the disclosure).

         (b) Arbitration of Disputes; Legal Fees. Any dispute arising under this Stock Purchase Agreement shall be submitted by the parties to binding arbitration pursuant to the Florida Uniform Arbitration Act, with any such arbitration proceeding being conducted in accordance with the rules of the American Arbitration Corporation. Any arbitration panel presiding over any arbitration proceeding hereunder is hereby empowered to render a decision in respect of such dispute, to award costs and expenses (including reasonable attorney fees) as it shall deem equitable and to enter its award in any court of competent jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court sitting in Martin County, Florida for purposes of enforcement of any arbitration award hereunder. Each Party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto.

         (c) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

         (d) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

         (e) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of the Purchaser and the Seller.

         (f) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

         (g) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         (h) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:


         If to the Seller:                         Copy to:


         Alan Collin, M.D.                         Mark A. Coel, Esq.
         Nicholas Iannotti, M.D.                   Atkinson, Diner, Stone & Mankuta, P.A.
         Michael Wertheim, M.D.                    1946 Tyler Street
         Hematology Oncology Associates            Hollywood, Florida  33022-2088
         of the Treasure Coast, P.A.
         1801 S.E. Hillmoor Drive, Suite B-101
         Port St. Lucie, Florida  34952

         If to the Purchaser:                      Copy to:

         Joseph T. Clark                           John A. Good, Esq.
         Response Oncology, Inc.                   Baker, Donelson, Bearman & Caldwell
         1775 Moriah Woods Blvd.                   165 Madison, Suite 2000
         Memphis, Tennessee 38117                  Memphis, Tennessee 38103

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

         (i) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Florida without giving effect to any choice or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida.

         (j) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Purchaser and the Sellers. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         (k) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

         (l) Expenses. Each of the Parties will bear his or its own costs and expenses (including legal fees and expenses, and document stamps on any promissory notes delivered as consideration hereunder shall be paid by Purchaser) incurred in connection with this Agreement and the transactions contemplated hereby. The Sellers agree that neither the Corporation has not borne or will not bear any of the Sellers' costs and expenses (including any of their legal fees and expenses) in connection with this Agreement or any of the transactions contemplated hereby.

         (m) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance.

         (n) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

         (o) Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity.

                               *   *   *   *   *
         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on [as of] the date first above written.



                                 PURCHASER:

                                 RESPONSE ONCOLOGY, INC.

                                 By:
                                    --------------------------------------------
                                 Title:
                                       -----------------------------------------


                                 SELLERS:


                                 -----------------------------------------------
                                 ALAN COLLIN, M.D.


                                 -----------------------------------------------
                                 NICHOLAS IANNOTTI, M.D.


                                 -----------------------------------------------
                                 MICHAEL WERTHEIM, M.D.